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                                EXHIBIT 99
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                                                For Immediate Release
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Contacts:

Media Relations
Jonelle Niffenegger, 630-706-3212

Investor Relations
Joan Bates, 630-574-1949


                DeVry Inc. Completes Acquisition of Ross University
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        Provides Strong Presence, Platform in Primary Healthcare Education
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OAKBROOK TERRACE, Ill., May 19, 2003 - DeVry Inc. announced today it has completed the acquisition of Ross University, the operator of Ross University School of Medicine and Ross University School of Veterinary Medicine. Bank of America, N.A., provided senior financing for the $310 million acquisition. As previously announced, the acquisition is expected to be immediately accretive to DeVry's earnings per share and to have a positive impact on operating margins and cash flow.

Ross University becomes the third division of DeVry Inc., joining DeVry University and Becker Conviser Professional Review.

Dennis J. Keller, DeVry Inc. chairman and co-chief executive officer, said, "The Ross University acquisition will bring immediate positive financial benefits to DeVry and provides excellent opportunities to leverage Ross' medicine and health sciences expertise with the technology and business offerings of DeVry University and Becker Conviser Professional Review."

DeVry recently announced it would begin offering new degree programs at DeVry University in the fields of biomedical engineering technology, biomedical informatics and health information technology.

"We are pleased that Ross University will join the DeVry organization along with DeVry University and Becker Conviser Professional Review," said Timothy
E. Foster, president of Ross University. "Technology, healthcare and business will provide a strong foundation for the future growth of the company."

Ross University, with campuses located in the Caribbean countries of Dominica and St. Kitts/Nevis, is one of the world's largest providers of medical and veterinary education with more than 2,500 students. Ross' curricula follow the models used in U.S. medical and veterinary schools and Ross students participate in clinical rotations throughout the United States.


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DeVry Inc. (NYSE: DV), is the holding company for DeVry University, Ross
University and Becker Conviser Professional Review. DeVry University offers associate, bachelor's and master's degree programs in technology, business and management. Ross University is focused exclusively on professional medical and veterinary education awarding both doctor of medicine and doctor of veterinary medicine degrees. Becker Conviser Professional Review is a leading provider of preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about DeVry Inc., visit http://www.devry.com.

Certain information contained in this release may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainty that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the Company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.




Donna M. Lipira
Investor Relations
DeVry Inc.
One Tower Lane
Oakbrook Terrace, IL 60181
Phone: 630/382-2918
Fax: 630-382-2943
dlipira@devry.com